EXHIBIT 10.13

CONAGRA FOODS, INC.

FRANK S. SKLARSKY - EMPLOYMENT

SUMMARY OF TERMS

Position:  Chief Financial Officer for ConAgra Foods, Inc.

1)  Annual Salary: $ 500,000 per annum payable bi-weekly.

2)  Annual Incentive: Participation in the annual management incentive program.  Incentive uncapped but targeted at 100% of annual salary.  Payment contingent upon the achievement of business goals and individual performance objectives.  For the fiscal year ending May 2005 only, a full year payout at target to facilitate partial buy-out of incentive position with current employer.

3)  Long Term Senior Management Incentive Plan:  Participation in ConAgra Foods long-term senior management incentive program at four units.  Eligibility for an award of equivalent value paid in restricted units on the same basis as other participants in the long-term program.

4)  Restricted Stock Grant:  One-time grant of 50,000 restricted shares of ConAgra Foods stock 100% vested on the fourth anniversary of the grant; if employment with ConAgra Foods terminates prior to that date for reasons other than “cause”, vest at 25% for each year of employment.

5)  Sign On Bonus:  Sign on payment of $350,000, less applicable deductions, payable within 30 days of start date. Resignation within one year results in 100% of re-payment to the company; if between one and two years, 50% repayment.

6)  Pension:  Participation in ConAgra Foods pension program on the same basis as other participants.

7)  Supplemental Employee Benefits:  Participation in the supplemental ConAgra Foods non-qualified pension plan that covers pensionable earnings (base and regular annual incentives) above the IRS imposed limits, on the same basis as other participants.  Starting at the end of 5th year of continuous service, credit for one additional year of service and an additional year of service credit at the end of each year of continuous service through year 14 for a total of ten additional credited years of service used in the calculation of the nonqualified pension benefit.

8)   401K Plan:  Participation in the ConAgra Foods’ 401K Plan. Participation in the ConAgra Foods’ non-qualified 401K Plan.  Participation in each plan on the same basis as other participants.

9)   Relocation Package:  Participation in ConAgra Foods’ relocation program on the same basis as other participants,  including receipt of a  $25,000 payment less appropriate taxes upon relocation to Omaha and mortgage assistance capped at a maximum of $30,000.

10) Involuntary termination:  Base salary for two years thereafter and a monthly consulting fee of $1,000 during the vesting period of equity awards in return for certain non-competition, assistance and confidentiality agreements.

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